2016-2017
RETENTION BONUS PLAN AGREEMENT

Limelight Networks
2016-2017 RETENTION BONUS PLAN AGREEMENT

Bonus Participant:        «First_Name» «Last_Name»

I.	2016-2017 RETENTION BONUS PLAN AGREEMENT Overview

Introduction. The Limelight Networks 2016-2017 RETENTION BONUS PLAN is designed to  help ensure stability in the senior leadership team and to create additional incentives to meet Limelight’s profitability goals for 2016 and 2017. Participation in this retention bonus plan is a one-time program and is separate from, and supplemental to, any 2016 or 2017 Management Bonus Plan that may be implemented for fiscal year 2016 and 2017. This 2016-2017 RETENTION BONUS PLAN is adopted pursuant to and is subject to terms of the Limelight Networks, Inc. Master Management & Executive Bonus Plan (collectively, the “Plan” or “Retention Plan”). THIS RETENTION BONUS IS SUBJECT TO ALL TERMS AND CONDITIONS OF THIS PLAN AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION VII OF THIS PLAN AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS PLAN AGREEMENT.

Performance Periods. The Retention Plan consists of two Performance Periods lasting the entire 2016 and 2017 fiscal years respectively.

Performance Criteria. Each Participant may earn double the bonus otherwise payable to him or her for fiscal 2016 and 2017 service (each a “Retention Bonus”). Double bonus payment will be made for achievement under the 2016 Management Bonus Plan if: (i) Limelight’s stock price is less than $3.00 per share for more than 30 trading days in the fourth quarter, (ii) Limelight ends the year with more than $70 million in cash (not including board approved non-ordinary use of cash, such as a stock buyback or legal settlement), and (iii) the Participant is employed with Limelight through the payment date. The Retention Plan achievement component for 2017 will be determined in connection with fiscal year 2017 budgeting process. The Participant will also be eligible to earn double the bonus otherwise payable to him or her under the 2017 Management Bonus Plan.

Payment in stock or cash. The Participant may also elect at the time of payment whether to take the additional payment in cash, stock, or some combination thereof. If payment in stock is elected, there is no vesting period for the shares.

II.
Bonus Payments. Each payment of the Retention Bonus, if any, will be made after Limelight’s 2016 and 2017 financial results have been reviewed and approved by the Audit Committee of the Board and the calculation and payment of the bonus amounts, if any, have been reviewed and approved by the Compensation Committee of the Board. Payment, if any, will likely occur in February 2016 and 2017 respectively, but will be paid no later than March 15, 2017 and March 15, 2018 respectively. To be eligible to receive a bonus payment, the Participant must be employed with Limelight through the payment date. Employees terminating prior to end of the year will not be entitled to a partial or pro-rated bonus amount. The Participant may also elect at the time of payment whether to take the additional payment in cash, stock, or some combination thereof. If payment in stock is elected, there is no vesting period for the shares.

III.	Retention Bonus Award

Conditions to Payment of Retention Bonus.

For fiscal 2016, if (i) Limelight’s stock price is less than $3.00 per share for more than 30 trading days in the fourth quarter, (ii) Limelight ends the year with more than $70 million in cash (not including board approved non-ordinary use of cash, such as a stock buyback or legal settlement), and (iii) the Participant is employed with Limelight through the payment date, then the Participant will be entitled to receive double the bonus otherwise payable to him or her under the 2016 Management Bonus Plan. The Retention Program achievement component for 2017 will be determined in connection with fiscal year 2017 budgeting process. The Participant will also be eligible to earn double the bonus otherwise payable to him or her under the 2017 Management Bonus Plan.

The Retention Bonus will be paid if and only if the Participant (a) signs and returns a copy of this Award Agreement and (b) the three conditions described in the preceding paragraph are satisfied.

IV.
Non-Transferability of Award. This Award Agreement or rights to the Retention Bonus may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered, and any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of the Retention Bonus in violation of the provisions of this Section IV.

V.	Withholding. Limelight shall deduct from the Retention Bonus payable to you all applicable federal, state and local income and employment taxes and other taxes and withholding required by law.

VI.	Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of Limelight and its successors and assigns.

VII.	Plan Disputes

If the Participant disputes or protests the administration or interpretation of this Plan, the Participant agrees that the dispute shall be resolved as follows:

•	The Participant must dispute or protest by written notice to the CEO within thirty (30) days of the events giving rise to the dispute or protest.

•	Interpretation of this Plan by CEO will be final and binding.

•
The Participant agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section VII, except that the Participant may disclose information concerning such dispute to the court that is considering such dispute or to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

VIII.
Governing Law. This Award Agreement shall be deemed to be made in the State of Arizona, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Arizona, without giving effect to the conflict of law principles thereof.

IX.
Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

X.
Amendment of this Award Agreement. The Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the Participant’s rights hereunder shall not to that extent be effective without Participant’s consent.

XI.	Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

XII.	Acknowledgement

Please return one signed copy of this document to Kate Garcia.

I have read, understand, and agree to abide by all the terms and conditions of this Agreement.

Limelight Networks, Inc.	Participant
Name (Print):	Name (Print): «First_Name» «Last_Name»
Signature:	Signature:
Title:	Title:
Date:	Date: